Exhibit 10.3

PARATEK PHARMACEUTICALS paratekpharma.com	75 Park Plaza Boston, MA 02116 617.807.6600 617.275.0039 fax

June 25, 2019

Evan Loh, M.D.

Re:Amended and Restated Employment Agreement

Dear Evan:

On behalf of the Board of Directors (the “Board”) of Paratek Pharmaceuticals, Inc. (“Paratek” or the “Company”), I am pleased to offer you continued employment under the terms of this Amended and Restated Employment Agreement (the “Agreement”). In this Agreement, you and the Company hereby further amend, supersede, and restate in its entirety that certain amended and restated employment agreement between the Company and you dated August 4, 2017 (the “Employment Agreement”).

Employment Position and Duties

Effective June 25, 2019, you will serve in the position of Chief Executive Officer. You will be expected to perform the customary duties of your positions, duties specified in the Bylaws of the Company, and as may be required by the Company’s Board of Directors (the “Board”). You will report to the Board and the Executive Chairman of the Board. You will be expected to work as needed at the Company’s corporate headquarters in Boston, Massachusetts, but the Company’s King of Prussia facility will be your principal work location. During your employment with the Company, you will devote your full-time best efforts and business time and attention to the business of the Company. As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and such additional time as appropriate to manage your responsibilities. The Company reserves the right to reasonably require you to perform your duties at places other than its Boston and King of Prussia facilities from time to time, and to require reasonable business travel, including international travel, at the Company’s expense.

Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, except that if the terms of this Agreement conflict, this Agreement will control.

Board Membership

You agree to continue to serve as a member of the Board while you remain employed as the Chief Executive Officer of the Company. You agree that, unless otherwise requested by the Board, in the event your employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, you shall resign as a member of the Board simultaneously with the termination of your employment.

Base Salary

Effective July 1, 2019, you will earn a salary at the rate of $22,083.33 semimonthly ($530,000 annualized), less payroll deductions and withholdings (“Base Salary”), payable on the Company’s regular payroll schedule. The Base Salary will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and is subject to change in the discretion of the Board (or any authorized committee thereof).

Discretionary Performance Bonus

Effective July 1, 2019, you will be eligible to earn a discretionary performance bonus of up to fifty-five percent (55%) of your Base Salary, subject to applicable payroll deductions and withholdings (“Bonus”), based upon the Board’s assessment of your performance, and the Company’s attainment of written targeted goals as determined by the Board in its sole discretion. Following the close of each calendar year, the Board will determine in its discretion whether you have earned a Bonus, and the amount of any Bonus. You will be eligible to earn a Bonus for any full calendar year provided that you remain employed by the Company as of December 31 of that year. The Bonus, if earned, will be paid no later than March 15 of the calendar year after the year to which it relates.

Employee Benefits

As a regular employee, you will be eligible to participate in the Company’s standard employee benefits, pursuant to the terms and conditions of the benefit plans and applicable policies, and for any additional benefits provided to the Company’s executive employees generally. You will also be entitled to four (4) weeks of paid vacation each calendar year, in accordance with the terms of the Company’s vacation policy. The Company may change employee benefits from time to time in its discretion. Details about these benefits are provided in the employee handbook and Summary Plan Descriptions, available for your review.

Business Expenses

The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to such reasonable substantiation and documentation as may be required by the Company, and subject to any maximum annual limit and other restrictions on or policies governing such expenses as set by the Company from time to time.

Equity Compensation

You will be eligible for future equity awards granted in accordance with the Company’s plans as in effect from time to time at levels commensurate with your position and responsibilities and subject to such terms as shall be determined by the Board or one of its committees in its or their sole discretion.

At-Will Employment Relationship

You may terminate your employment with the Company at any time, with or without Good Reason, and with or without advance notice, and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized Member of the Board.

Payments upon Termination other than without Cause or with Good Reason

Upon termination of your employment for any reason other than by the Company without Cause or by you with Good Reason, you shall be paid all accrued but unpaid Base Salary, any earned but unpaid Bonus, reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation (collectively, the “Accrued Payments”). Any unvested Company equity awards that you hold, including any unvested options and restricted stock units (collectively, “Outstanding Equity”), shall terminate as of your termination date.

Termination without Cause or with Good Reason

Upon termination of your employment at any time by the Company without Cause or by you with Good Reason, you will receive the Accrued Payments. In addition, subject to your fulfillment of the Release Obligation, as defined below, you will be eligible for the following severance benefits:

1. Cash Severance Payments. You will be eligible to receive cash severance equal to twelve (12) months of Base Salary following the termination date, subject to payroll withholding and deduction (“Severance Payments”), and paid according to the Company’s regular payroll procedures. Payment of Severance Payments shall commence on the sixtieth (60th) day following your employment termination, which initial payment shall include a lump sum payment equal to the aggregate semi-monthly installments that would otherwise have been due during the period between the termination date and the sixtieth (60th) day, but for the sixty (60)-day delay in this provision. Thereafter, the remaining installments shall be paid on the Company’s regular paydays.

2. Pro-Rata Severance Bonus. You will also be eligible to receive an amount (the “Pro-Rata Bonus”) equal to the Bonus you would have earned for the year in which your employment terminates, prorated by multiplying the Bonus that you would have earned if you had remained employed through December 31 by the portion of the year that you had actually remained employed, and subject to payroll withholding and deduction. The determination by the Board of the Bonus amount you would have earned shall be based on actual performance for the full calendar year, except that any applicable subjective performance conditions will be disregarded in determining actual performance, and the entire amount of the Bonus, if any, will be determined based on applicable objective performance conditions. Any Pro-Rata Bonus will be paid at the same time bonuses are paid to the other executives of the Company, but in no event later than March 15 of the calendar year after the year to which it relates.

3.Paid Health Care Coverage; Other Benefits Continuation.

a.If at the time of your employment termination you participate in health care coverage through the Company’s plan, then provided that you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums (less your standard employee contribution) to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the termination date and ending on the earliest to occur of the date: (i) twelve (12) months after the termination date; (ii) you become eligible for group health insurance coverage through a new employer; or (iii) you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

b.Notwithstanding the foregoing, if the payment by the Company of the COBRA Premiums will subject or expose the Company to taxes or penalties, you and the Company agree to renegotiate the provisions of paragraph 3(a) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the COBRA Premiums.

Definitions

For purposes of this Agreement, the following definitions shall apply:

1.“Cause” shall mean the occurrence of any of the following events:  (a) your indictment for any felony or any crime involving fraud, embezzlement, dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) your attempted commission of, or participation in, a fraud, embezzlement or act of material dishonesty against the Company or a Company affiliate; (c) your intentional, material violation of any contract or agreement between you and the Company or a Company affiliate or of any statutory duty owed to the Company or a Company affiliate; (d) your intentional unauthorized use or disclosure of the Company’s or a Company affiliate’s confidential information or trade secrets; (e) your refusal or failure to perform any duties required of you, if such duties are consistent with duties customary for your position, or other persistent unsatisfactory performance or neglect of your job duties, which continues after a period of thirty (30) days following your receipt of notice from the Company that it deems such conduct Cause for termination of your employment hereunder; or (f) your gross misconduct.

Notwithstanding anything to the contrary in this Agreement or any other agreement between the Company and you, “Cause” shall not include or be predicated upon any act or omission by you, which is taken or made (a) in good faith, under your reasonable belief that the act or omission was in the best interests of the Company; (b) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena; or (c) at the direction of the Board or upon the advice of counsel for the Company.

2.“Good Reason” shall exist for resignation from employment with the Company if any of the following actions are taken by the Company without your prior consent: (a) a reduction in your Base Salary or Bonus target percentage of Base Salary, unless the salaries or bonus target percentages of all other senior executive officers of the Company are correspondingly and proportionately reduced; (b) a removal from your position as the Company’s Chief Executive Officer or a material and adverse change in the duties and responsibilities of your positions or reporting relationship; or (c) a relocation of your principal place of employment to a place (other than the Company’s facility in the greater Philadelphia area) that increases your one-way commute by more than thirty-five (35) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order for you to resign for Good Reason, each of the following requirements must be met: (w) you must provide written notice to the Board within thirty (30) days after first becoming aware of the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (x) you must allow the Company at least thirty (30) days from receipt of such written notice (the “Cure Period”) to cure such event, (y) such event is not reasonably cured by the Company within the Cure Period, and (z) you must resign from all positions you then hold with the Company not later than sixty (60) days after the expiration of the Cure Period.

3.“Release Obligation” means that: (a) you have signed a general release and waiver of claims in favor of the Company and its affiliates, as part of a termination agreement acceptable to the Company that contains standard provisions including a non-disparagement provision and restrictive covenants to the maximum enforceable extent including without limitation a noncompetition covenant during the period you are eligible to receive Severance Payments, and (b) you have allowed the release and waiver to become fully effective without revocation during any applicable revocation period.

Change in Control

Upon the termination of your employment by the Company without Cause, or by you with Good Reason, in either case during a time period starting on the date ninety (90) days before the closing of a Change in Control and ending on the date twelve (12) months after the closing of a Change in Control, provided that you meet the Release Obligation and you provide continued services through your termination date, then your Outstanding Equity shall vest in full (“Accelerated Vesting”), effective as of the termination date of your employment; provided, however, that any Outstanding Equity that is subject to performance-based vesting conditions will be deemed to have been achieved at target.

A “Change in Control” shall mean any of the following: (a) a merger or consolidation in which the Company is a constituent party (or if a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (c) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the assets of the Company.

Section 280G

If all, or any portion, of the payments provided to you under this Agreement, either alone or together with other payments or benefits that you receive or are entitled to receive from the Company would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay you an additional amount  (the “Additional Amount”) equal to the sum of (i) all taxes payable by you under Section 4999 of the Code with respect to all such excess parachute  payments (the “Excise Tax”) and the Additional Amount, plus (ii) all federal, state and local income taxes payable by you with respect to the Additional  Amount.

Indemnification; D&O Insurance

You will be entitled to the indemnification and liability insurance coverage as described in the indemnification agreement that you entered into with the Company on October 30, 2014 (the “Indemnification Agreement”).

Compliance with Proprietary Information Agreement and Company Policies

As a condition of employment, you have signed and must continue to comply with the Company’s standard form of Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”, a copy of which is attached hereto as Exhibit A) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. As a Paratek employee, you will be expected to abide by Company policies and practices, as may be changed from time to time in the Company’s discretion, and acknowledge in writing that you have read the Company’s employee handbook.

Protection of Third Party Information

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or use in the performance of your duties, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Outside Activities

Except with the prior written consent of the Board, you will not during your employment engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties. During your employment, you agree not to acquire, assume or participate in, directly or indirectly, any entity, investment, or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, including any person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company. You may purchase or otherwise acquire up to one percent (1%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange, provided that you refrain from participating in the business activities of such enterprise.

Agreement to Arbitrate

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successors.

Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

Section 409A

1.Specified Employee.  Notwithstanding anything to the contrary in the Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under the Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2.Termination of Employment.  For purposes of the Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

3.Reimbursement for Expenses.  Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.Separate Payments.  Each payment made under the Agreement shall be treated as a separate payment and the right to a series of installment payments under the Agreement is to be treated as a right to a series of separate payments.

5.Limitation on Liability.  In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under the Agreement to comply with, or be exempt from, the requirements of Section 409A.

Entire Agreement; Contingencies

This Agreement, together with your Proprietary Information Agreement and the Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other prior agreements or promises made to you by anyone, whether oral or written, including the Employment Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized Member of the Board.

This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and pdf or other facsimile signatures shall be equivalent to original signatures.

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Please sign and date this Agreement to indicate your acceptance of continued employment at Paratek under the terms described above. We look forward to a continued productive and enjoyable work relationship.

Sincerely,

Paratek Pharmaceuticals, Inc.
/s/ Michael Bigham
Michael Bigham
Executive Chairman of the Board

Accepted:
/s/ Evan Loh, M.D.
Evan Loh, M.D.
June 25, 2019
Date

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by Paratek Pharmaceuticals, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.Nondisclosure.

1.1Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an authorized officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, assay components, biological materials, cell lines, and clinical data, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3Third Party Information.  I understand, in addition, that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”).  During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

1.4Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the

Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignment of Inventions.

2.1Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks and other intellectual property rights throughout the world.

2.2Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit 1 (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, make derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3Assignment of Inventions.  Subject to Subsection 2.4, I hereby assign, grant and convey to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company or its designees are hereinafter referred to as “Company Inventions.”

2.4Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6Ownership of Work Product.  I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

2.7Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee, including the United States or any third party designated by the Company.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Company.

3.Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.Duty of Loyalty During Employment.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.  I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months of any such prohibited activity or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

5.3solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had direct or indirect contact during my employment with the Company or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

5.4solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 6 below) for a Customer or Potential Customer. The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the

Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

6.Non-Compete Provision.  I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes (such locations the “Restricted Territory”), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that has antibiotics as its principal business, unless otherwise expressly excluded from this definition in advance by the Company’s Board of Directors.

7.Reasonableness of Restrictions.

7.1I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career and that I have the ability to secure other non-competitive employment using my marketable skills.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation, the Company’s Proprietary Rights, Proprietary Information and the goodwill of its customers.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the Company and I agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

8.No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.Return of Company Property.  Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Proprietary Information, I agree to provide the Company with a computer-useable copy of all such Proprietary Information and then permanently delete and expunge such Proprietary Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

10.Legal and Equitable Remedies.

10.1  I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2  I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3  In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11.Notices.  Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention General Counsel,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employers or Business Associates of Employee.

12.1  If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2  I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Pennsylvania between Pennsylvania residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Pennsylvania for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2  Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall,

for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3  Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4  Survival.  The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any change in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service.

13.5  Employment At-Will.  I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6  Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7  Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.8  Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.6) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

Evan Loh, M.D.			Paratek Pharmaceuticals, Inc.
Name			Accepted and agreed:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.
/s/ Michael Bigham
(Signature)
		By:	Michael Bigham
	/s/ Evan Loh, M.D.	Title:	Executive Chairman of the Board
(Signature)

Date:	June 25, 2019	Date:	June 25, 2019

Address: 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116

Exhibit 1

Prior Inventions

TO:	Paratek Pharmaceuticals, Inc.
FROM:	EVAN LOH
DATE:	June 25, 2019
SUBJECT:	Prior Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Paratek Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐No inventions or improvements.

☐See below:

☐	Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.